Exhibit 5.1
Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
August 6, 2010
McAfee, Inc.
3965 Freedom Circle
Santa Clara, California 95054
     RE: REGISTRATION STATEMENT ON FORM S-8
Ladies and Gentlemen:
     We have examined the registration statement on Form S-8 (the “Registration Statement”) to be filed by McAfee, Inc. (“you” or the “Company”) with the Securities and Exchange Commission on or about August 6, 2010, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 32,142,463 shares of your common stock, par value $0.01 per share (the “Shares”), reserved for issuance pursuant to the (i) McAfee, Inc. 2010 Equity Incentive Plan (the “Company Plan”), and (ii) McAfee, Inc. 2010 Director Equity Plan (the “Director Plan” and, together with the Company Plan, the “Plans”). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.
     It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours, WILSON SONSINI GOODRICH & ROSATI Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati